Forward Looking Statements Statements contained in this presentation which are not historical facts and which pertain to future operating results of Bank of Granite Corporation or First Commerce Corporation constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve significant risks and uncertainties. Actual results may differ materially from the results discussed in these forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in the Companies' periodic filings with the SEC.

Overview of Bank of Granite Corporation Bank of Granite Corporation ("GRAN") is the holding company for the Bank of Granite, a Granite Falls, North Carolina based community bank GRAN serves the Catawba Valley and Blue Ridge foothills of North Carolina. In 1997, GRAN acquired GLL & Associates mortgage company with a specialized niche as a major source for FHA and VA loans throughout the Southeast. GLL operates as a wholly owned subsidiary of the Bank of Granite Corporation GRAN currently has 14 banking locations and 7 mortgage offices

First Commerce Corporation Company Profile First Commerce Corporation ("FCMM") is the holding company for First Commerce Bank, a Charlotte, North Carolina based commercial bank FCMM began operations in July, 1996 and currently has three offices

Transaction Summary

Entrance into the Charlotte, NC MSA Gain 11th market position in Mecklenburg County Boosts statewide market share from 15th to 13th Transaction Rationale Improves scale and enhances management infrastructure Low risk, in-state transaction Contiguous markets and similar, successful community bank strategies Identifiable and achievable cost savings Significant opportunity to increase non-interest income Attractive financially

Statewide Presence

North Carolina Competitive Profile Note: 1.) Chart data illustrates the top 25 financial institutions, ranked by deposits in NC. Branch and market share data is also specific to NC. 2.) Historical and pro forma deposit information dated as of 6/30/02.

Pro Forma Impact Pro Forma Impact

Cost Savings and EPS Impact Cost savings are estimated to be 15% of First Commerce's annual non-interest expense, or $611,000 pre- tax Cost savings are expected to come from staff reductions, systems consolidations and other back office overlap No revenue enhancements from increase in non-interest income is included in pro forma, though it could be significant Expected to be neutral to GAAP EPS in 2003 and accretive thereafter Bank of Granite intends to continue to purchase its common stock subject to market conditions and compliance with applicable legal requirements

Transaction Pricing 1. Median multiples for 15 bank acquisitions announced since 1/1/00 of banks headquartered in the Southeast, with assets between $100 - 250 million and similar financial performance to FCMM.

Summary Strategic entry into attractive, rapidly growing market Low risk transaction Strengthens executive management team and succession planning Attainable synergies Attractive financially

BANK OF GRANITE CORPORATION Investor Presentation January 22, 2003